Exhibit 11  Statement re computation of earnings per share




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

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                                                                        Five Months
                                                          Year Ended       Ended       Year Ended
                                                           March 31,     March 31,      March 29,
                                                             1995          1995 (1)       1996
                                                         -----------    -----------    -----------
                                                         (Pro Forma)(1)
Net income (loss)                                        $(1,599,000)   $(1,065,581)   $ 1,177,371
                                                         -----------    -----------    -----------
Weighted average shares of common stock and
  common equivalent shares outstanding:
    Weighted average shares of common stock
      outstanding (2)                                      3,500,000      3,500,000      3,500,000
    Incremental shares assumed to be outstanding
      related to common stock options granted and
      outstanding , excluding options granted
      within twelve months of initial public offering                                      345,250
    Incremental shares assumed to be outstanding
      related to common stock options granted
      within twelve months of initial public offering         89,000         89,000         89,000
    Incremental shares assumed to be outstanding
      related to common stock warrants issued
      and outstanding                                                                       40,000
    Shares of common stock assumed to be
      purchased with proceeds upon exercise of
      outstanding options and warrants at the
      initial public offering price of $9.00 per share       (47,222)       (47,222)      (103,361)
                                                         -----------    -----------    -----------
                                                           3,541,778      3,541,778      3,870,889
                                                         -----------    -----------    -----------
Net income (loss) per share                              $     (0.45)   $     (0.30)   $      0.30
                                                         ===========    ===========    ===========


(1) Computations do not reflect exercise of outstanding options and warrants as the effect thereof is anti-dilutive except pursuant to Securities and Exchange Commission Accounting Bulletin Topic 4D, stock options granted during the twelve months prior to an the Company's initial public offering at prices below the public offering price have been included in the calculation of weighted average shares of common stock as if they were outstanding as of the beginning of the periods presented.

(2) Represents the number of shares of common stock issued pursuant to the terms of an Investment Agreement between the Company, Wexford Partners Fund, L.P., Acor S.A., and Firlane Business Corp. dated October 31, 1994.




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